                                                                     Exhibit 3.5

                         SECOND CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            JLC LEARNING CORPORATION

         I, Martin E. Kenney, Jr., Chief Executive Officer of JLC Learning Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL") (the "Corporation"), DO HEREBY CERTIFY as follows:

         1. The amendment to the Certificate of Incorporation set forth in the following resolution has been approved by the Corporation's Board of Directors and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

                  "RESOLVED, the Article FIRST of the Certificate of Incorporation of the Corporation shall be amended to read as follows:

                     FIRST: The name of the Corporation is:

                                                     CompassLearning, Inc."

         2. That in lieu of a meeting and vote of stockholders, the stockholders have given consent to said amendment in accordance with the provisions of
Section 242 and 228 of DGCL.

         3. That the aforesaid amendments were duly adopted in accordance with
Section 242 of the DGCL.

         IN WITNESS WHEREOF, this Second Certificate of Amendment has been
executed on behalf of the Corporation by its Secretary on this   day of January
2000.

                                                     JLC LEARNING CORPORATION

                                                     /s/Martin E. Kenney, Jr.
                                                     ---------------------------
                                                     Martin E. Kenney, Jr
                                                     Chief Executive Officer